Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

December 2010 Performance Update

The Frontier Fund Supplement Dated December 31, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 1 New

T H E    F RO N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	December 31, 2010	December 31, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	2.65%	7.00%	$103.58
Frontier Dynamic Series-1	1.06%	0.56%	$91.94
Frontier Long/Short Commodity Series-1a	6.12%	16.22%	$117.96
Frontier Masters Series-1	2.57%	9.00%	$102.96

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of December 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$6,985,268.15
Unrealized trading gain/(loss)			(3,763,461.84)
Less: commissions			(102,826.86)
Less: FCM fees			(174,390.97)
Foreign currency gain/(loss)			23,727.07
Interest income			109,612.10

Total Income			3,077,927.65

EXPENSES

Management fees			78,552.55
Incentive fees			538,532.01
Broker service fees			147,830.08

Total Expenses			764,914.64

Net Income (Loss)			$2,313,013.01

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	852,395.44926	$86,006,434.89	100.90
Current month additions	22,148.63347	2,251,449.72
Current month redemptions	(5,419.34698)	(548,766.66)
Net Income (loss) for current month		2,313,013.01

Net Asset Value, end of current month	869,124.73575	$90,022,130.96	103.58

	Monthly rate of return		2.65%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			16,185.27
Less: commissions			—
Less: FCM fees			(2,490.04)
Foreign currency gain/(loss)			—
Interest income			1,568.62

Total Income			15,263.85

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			2,109.99

Total Expenses			2,109.99

Net Income (Loss)			$13,153.86

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,347.31252	$1,214,180.37	90.97
Current month additions	275.13577	25,000.00
Current month redemptions	(360.77122)	(33,112.23)
Net Income (loss) for current month		13,153.86

Net Asset Value, end of current month	13,261.67707	$1,219,222.00	91.94

	Monthly rate of return		1.06%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$656,861.89
Unrealized trading gain/(loss)			(211,901.94)
Less: commissions			(4,619.63)
Less: FCM fees			(10,731.00)
Foreign currency gain/(loss)			52.84
Interest income			5,638.25

Total Income			435,300.41

EXPENSES

Management fees			13,840.01
Incentive fees			84,516.97
Broker service fees			9,158.20

Total Expenses			107,515.18

Net Income (Loss)			$327,785.23

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	45,780.71264	$5,088,815.32	111.16
Current month additions	3,474.45460	391,562.04
Current month redemptions	(1,337.93814)	(155,853.10)
Net Income (loss) for current month		327,785.23

Net Asset Value, end of current month	47,917.22910	$5,652,309.49	117.96

	Monthly rate of return		6.12%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$1,208,532.44
Unrealized trading gain/(loss)			139,304.63
Less: commissions			(6,927.96)
Less: FCM fees			(81,381.12)
Foreign currency gain/(loss)			6,457.11
Interest income			29,172.40

Total Income			1,295,157.50

EXPENSES

Management fees			66,989.21
Incentive fees			133,454.66
Broker service fees			69,004.37

Total Expenses			269,448.24

Net Income (Loss)			$1,025,709.26

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	395,776.04561	$39,730,514.72	100.39
Current month additions	11,170.60284	1,138,704.50
Current month redemptions	(6,677.37981)	(681,253.75)
Net Income (loss) for current month		1,025,709.26

Net Asset Value, end of current month	400,269.26864	$41,213,674.73	102.96

	Monthly rate of return		2.57%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 1